Exhibit 10.4
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
     This Amendment No. 2 is dated as of January 31, 2006, by and between Dan Gladney (the “Executive”) and Compex Technologies, Inc. (fka Rehabilicare Inc. and hereafter the “Company”)
     WHEREAS, Company and Executive are parties to that certain employment agreement dated as of August 12, 2002 as amended February 3, 2003(the “Employment Agreement”); and
     WHEREAS, Company and Executive agree that the Employment Agreement incorrectly allows the Company to terminate the employment agreement and avoid severance pay, and that the intention of the parties was that the employment agreement, and the employment of Executive, not be terminated except in accordance with the termination provisions contained in the Employment Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
     1. The introductory paragraph of Section 9(f) of the Employment Agreement is hereby amended in its entirety to read as follows:
     (f) Severance Payment after Change in Control. In lieu of any payments due Executive for periods subsequent to the date of termination of Executive’s employment becomes effective pursuant to Section 9(e) or otherwise, in the event the Executive’s employment is terminated after a Change of Control (x) by the Company pursuant to clause (ii) or (iv) of Section 9(a), (y) by the Executive pursuant to clause (v) of Section 9(a) prior to March 15 of the year following the year in which the change of Control occurs, or (z) by the Executive within 60 days after a Change of Control pursuant clause (v) or (vi) of Section 9(a), the Company shall:
     2. Section 9(f)(iv) (which was incorrectly number 9(f)(vi) in the Employment Agreement) is hereby amended to read in its entirety as follows:
(iv) either (a) pay Executive a cash payment, in lump sum, in an amount equal to the greater of (x) Executive’s salary at the date of such termination, or (y) Executive’s salary at the date of consummation of the Change of Control, in the event the Executive’s employment is terminated after a Change of Control by the Executive pursuant to clause (vi) of Section 9(a); or (b) pay Executive a cash payment, in lump sum, in an amount equal to two (2) times the greater of (x) Executive’s salary at the date of such termination, or (y) Executive’s salary at the date of consummation of the Change of Control, in the event the Executive’s employment is terminated after a Change of Control by the Company pursuant to clause (ii) or (iv) of Section 9(a) or by the Executive pursuant to clause (v) of Section 9(a);
     3. A new Section 9(g) of the Employment Agreement is hereby added to read in its entirety as follows:
     (g) Payment in Connection with Merger. Notwithstanding Sections 9(e) and 9(f) above, if (i) the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Encore Medical Corporation and Encore-Snow Acquisition Corp. (collectively, “Encore”) is approved by the shareholders of the Company, and (ii) Encore confirms to the Company that the Company has fulfilled all conditions to closing of the merger pursuant to the Merger Agreement, or will waive any such conditions, a “Change of Control” shall be deemed to have occurred and the Executive shall be entitled to resign at any time after such events and until 60 days after consummation of such merger and (x) receive the benefits set forth in Section 9(f), including the benefits provided in Section 9(f)(iv)(b) rather than the benefits set forth in 9(f)(iv)(a), and (y) a “Change of Control” shall be deemed to have occurred with respect to all stock options of the Company held by Executive and all shares of restricted stock held by the Executive and all such options and restricted stock shall be exercisable and vested, and (y) Executive shall be entitled to retain, in addition to the benefits set forth in Section 9(f) his laptop computer provided by the Company.
     4. The Executive acknowledges that he has received $151,165 as a bonus for the six months ended December 31, 2005 and that such payment is an offset against any payment to which he might be entitled under Section 9(e)(v) or Section 9(f)(iii) (mislabeled 9(f)(v)) of the Employment Agreement for the fiscal year ending June 30, 2006.
     IN WITNESS WHEREOF, the parties have signed this amendment as of the date first above written.

COMPANY:		EXECUTIVE:
Compex Technologies, Inc.

By	/s/ SCOTT YOUNGSTROM	/s/ DAN GLADNEY
Its Chief Financial Officer		Dan Gladney

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